EXHIBIT 10.1

CUTTER & BUCK INC.

1997 STOCK INCENTIVE PLAN

NOTICE OF RESTRICTED STOCK AWARD

You have been granted restricted shares of Common Stock of Cutter & Buck Inc. (the “Company”) on the following terms:

Name of Recipient:                                                   ________________

Total Number of Shares Granted:                            ______

Fair Market Value per Share:                                  $______

Total Fair Market Value of Award:                        $______

Date of Grant:                                                           June 8, 2006

Vesting Schedule:                                                                                                                                                            Subject to the terms of the Restricted Stock Agreement, and depending upon the Company’s operating performance and your achievement of certain individual performance objectives as determined by your manager (“Personal Objectives”) during the fiscal year ending April 30, 2007, this grant will vest as follows:

A.            Vesting Independent of Performance. Subject to the terms of the Restricted Stock Agreement, Five and Fifty-five hundredths percent (5.55%) of the total shares shall vest on May 1, 2007, Five and Fifty-five hundredths percent (5.55%) shall vest on May 1, 2008, and Five and Fifty-six hundredths percent (5.56%) shall vest on May 1, 2009.

B.            Vesting Dependent upon Company Performance. In the event that the Company achieves at least Eighty percent (80%) (the “Threshold Percentage”) of its pre-tax operating income target for the fiscal year ending April 30, 2007, then in addition to shares vested pursuant to paragraph A above: (i) Five and Fifty-five hundredths percent (5.55%) of the total shares shall vest on May 1, 2007, Five and Fifty-six hundredths percent (5.56%) of the total shares shall vest on May 1, 2008 and Five and Fifty-six hundredths percent (5.56%) of the total shares shall vest on May 1, 2009; and (ii) for each percentage point by which the Company’s pre-tax operating income exceeds the Threshold Percentage (with such excess measured by reference to One Hundred percent (100%) of the Company’s pre-tax operating income target), an additional Two Hundred Eight thousandths percent (.208%) of the total shares shall vest on May 1, 2007, an additional Two Hundred Eight thousandths percent (.208%) of the total shares shall vest on May 1, 2008 and an additional Two Hundred Nine thousandths percent (.209%) of the total shares shall vest on May 1, 2009, with the vesting pursuant to the preceding clause to be limited to a maximum of an aggregate of Twenty-five percent (25%) of the total shares on the achievement by the Company of One Hundred Twenty percent (120%) of the Company’s pre-tax operating income target, such that the total potential vesting under this Paragraph B is limited to Forty-one and Sixty-seven hundredths percent (41.67%) of the total grant.

C.            Vesting Dependent upon Individual Performance. Subject to the terms and conditions of the Restricted Stock Agreement, the vesting over three years of the Forty-one and Sixty-seven hundredths percent (41.67%) of the total shares not allocated among paragraphs A and B above shall be dependent upon and determined in accordance with the Company’s evaluation of your performance in light of your Personal Objectives for the Company’s fiscal year ending April 30, 2007.

D.            Additional Terms. Notwithstanding anything to the contrary contained above: (a) the number of shares to vest by application of Paragraph A, B or C shall be rounded upwards to the next whole share; (b) any shares which do not vest as a result of application of paragraphs A, B and C above shall be forfeited; and (c) in no event shall this grant be interpreted to require the vesting or issuance of greater than _______ (_____) shares.

By your signature and the signature of the Company’s representative below, you and the Company agree that these shares are granted under and governed by the terms and conditions of the 1997 Stock Incentive Plan (the “Plan”) and the Restricted Stock Agreement, both of which are attached to and made a part of this document.

RECIPIENT:	CUTTER & BUCK INC. BY: COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS

Larry Mounger, Chair

Henry L. “Skip” Kotkins, Jr.

Whitney R. Tilson

CUTTER & BUCK INC.

1997 STOCK INCENTIVE PLAN

RESTRICTED STOCK AGREEMENT

Payment for Shares	No payment is required for the shares you receive.

Vesting

The shares vest in installments, as shown in the Notice of Restricted Stock Award. Notwithstanding the foregoing, the shares vest in full in the event that the Company is subject to a “Change in Control” (as described in the Plan) while you are an employee of the Company.

No additional shares vest after your service as an employee of the Company or a subsidiary of the Company has terminated for any reason.

Shares Restricted

Unvested shares will be considered “Restricted Shares.” You may not sell, transfer, pledge or otherwise dispose of any Restricted Shares, except as provided in the next sentence. With the consent of the Compensation Committee of the Company’s Board of Directors, you may transfer Restricted Shares to your spouse, children or grandchildren or to a trust established by you for the benefit of yourself or your spouse, children or grandchildren. A transferee of Restricted Shares must agree in writing on a form prescribed by the Company to be bound by all provisions of this Agreement.

Forfeiture

If your service as an employee of the Company or a subsidiary of the Company terminates for any reason, then your shares will be forfeited to the extent that they have not vested before the termination date and do not vest as a result of the termination. This means that the Restricted Shares will immediately revert to the Company. You receive no payment for Restricted Shares that are forfeited.

The Company determines when your service terminates for this purpose.

Leaves of Absence

For purposes of this award, your service does not terminate when you go on a military leave, a sick leave or another bona fide leave of absence, if the leave was approved by the Company in writing and if continued crediting of service is required by the terms of the leave or by applicable law. But your service terminates when the approved leave ends, unless you immediately return to active work.

Stock Certificates	Your Restricted Shares will be held for you by the Company. After shares have vested, a stock certificate for those shares will be released to you.

Voting Rights	You may vote your shares even before they vest.

Withholding Taxes

No stock certificates will be released to you unless you have made acceptable arrangements to pay any withholding taxes that may be due as a result of this award or the vesting of the shares. These arrangements may include withholding shares of Company stock that otherwise would be released to you when they vest. These arrangements may also include surrendering shares of Company stock that you already own. The fair market value of the shares you surrender, determined as of the date when taxes otherwise would have been withheld in cash, will be applied as a credit against the withholding taxes.

Restrictions on Resale

By signing this Agreement, you agree not to sell any shares at a time when applicable laws or Company policies prohibit a sale. This restriction will apply as long as you are an employee, consultant or director of the Company or a subsidiary of the Company.

No Retention Rights

Your award or this Agreement do not give you the right to be employed or retained by the Company or a subsidiary of the Company in any capacity. The Company and its subsidiaries reserve the right to terminate your service at any time, with or without cause.

Adjustments	In the event of a stock split, a stock dividend or a similar change in Company stock, the number of Restricted Shares that remain subject to forfeiture will be adjusted accordingly.
Applicable Law	This Agreement will be interpreted and enforced under the laws of the State of Washington.

The Plan and	The text of the 1997 Stock Incentive Plan is incorporated in this Agreement by reference.

Other Agreements

This Agreement and the Plan constitute the entire understanding between you and the Company regarding this award. Any prior agreements, commitments or negotiations concerning this award are superseded. This Agreement may be amended only by another written agreement, signed by both parties.

BY SIGNING THE COVER SHEET OF THIS AGREEMENT,

YOU AGREE TO ALL OF THE TERMS AND CONDITIONS

DESCRIBED ABOVE AND IN THE PLAN.